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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
WCA Waste Systems, Inc.:

         We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. The audit report covering the December 31, 2003 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," on January 1, 2003.


/s/ KPMG LLP

Houston, Texas

June 16, 2004